UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 23, 2008
UDR, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-10524	54-0857512
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)
1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129
(Address of principal executive offices)(Zip Code)
Registrant’s telephone number, including area code: (720) 283-6120
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.
     Effective January 23, 2008, UDR, Inc. (the “Company”), United Dominion Realty, L.P., UDR Texas Properties LLC, UDR Western Residential, Inc., UDR South Carolina Trust, UDR Ohio Properties, LLC, UDR of Tennessee, L.P., UDR of NC, Limited Partnership, Heritage Communities L.P., Governour’s Square of Columbus Co., Fountainhead Apartments Limited Partnership, AAC Vancouver I, L.P., AAC Funding Partnership III and AAC Funding Partnership II, entered into an Agreement of Purchase and Sale (the “Purchase and Sale Agreement”), with DRA Fund VI LLC. Pursuant to the Purchase and Sale Agreement, the Company and certain of its subsidiaries and controlled affiliates have agreed to sell a total of 86 multi-family apartment communities (the “Portfolio Properties”) located in Arkansas, Delaware, Florida, North Carolina, Ohio, Oregon, South Carolina, Tennessee, Texas, Virginia and Washington, for an aggregate purchase price of $1.71 billion.
     The closing of the sale of the Portfolio Properties pursuant to the Purchase and Sale Agreement is subject to customary closing conditions and is expected to occur on or about March 3, 2008, unless extended pursuant to the terms of the Purchase and Sale Agreement.
     The foregoing description of the Purchase and Sale Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Purchase and Sale Agreement, which is filed as Exhibit 2.1 to this report and incorporated herein by reference.
ITEM 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

2.1	Agreement of Purchase and Sale dated January 23, 2008, by and between the Company, DRA Fund VI LLC and the other signatories thereto.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UDR, INC.
Date: January 29, 2008	/s/ David L. Messenger
David L. Messenger
Senior Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement of Purchase and Sale dated January 23, 2008, by and between the Company, DRA Fund VI LLC and the other signatories thereto.